Digirad Corporation Reports 2009 Financial Results

Digirad Generates Net Income & Positive Cash Flow; Cash & Investments Approach $32M

POWAY, CA -- (Marketwire - February 11, 2010) - Digirad Corporation (NASDAQ: DRAD) today reported that it generated net income and continued generating positive cash flow. The Company improved its total cash and investments position to $31.8 million at December 31, 2009, despite lower sales, from $28.3 million at December 31, 2008.

Digirad CEO Todd Clyde said, "We are pleased to have met each of our 2009 operating and strategic goals, while maintaining our overarching mandate of making progress towards consistent positive cash flow and profitability. Specifically, we streamlined our hub system in our Digirad Imaging Solutions business; launched our new Cardius® X-ACT attenuation correction camera that increases interpretive ease and accuracy; began selling c.pax™, our new web-based structured reporting and picture archiving and communication system (PACS); and, refined our Centers of Influence program. We met the challenge of an uncertain healthcare environment with a $7.7 million positive swing in operating profits from 2008, generating more than $4.8 million in cash flow from operations, and achieving positive net income for the year."

2009 Full Year Financial Highlights:

--  Total revenue in 2009 was $69.6 million, compared to $80.4 million in
    2008, mainly due to the sale and closure of certain DIS hubs and fewer nuclear gamma camera sales.  DIS revenue was $52.3 million compared to
    $56.2 million for 2008, and Product revenues were $17.3 million compared to $24.2 for 2008.

--  Gross profit was $20.2 million, or 29% of revenue, compared to $20.1 million, or 25%, for 2008.

--  Net income was $0.6 million, or $0.03 per share, compared to net loss of $6.9 million, or $0.36 per share, for 2008.

--  Cash and cash equivalents and available-for-sale securities totaled
    $31.8 million, or $1.67 per share at December 31, 2009, net of approximately $1.0 million invested in the Company's stock as part of its 10b-18 buyback program.  Cash and cash equivalents and available-
    for-sale securities were $28.3 million at December 31, 2008 and $31.1 million at September 30, 2009.

--  DIS asset utilization was 64% on 148 systems (nuclear and ultrasound), compared to 58% on 153 systems (nuclear and ultrasound) during 2008.

Fourth Quarter Financial Highlights:

--  Total revenue was $16.4 million, compared to $22.0 million in the fourth quarter of 2008, mainly due to a shortfall in DIS sales and fewer nuclear gamma camera sales that we believe resulted from economy-driven tightening of hospital budgets and debt availability.
    DIS revenue declined to $12.0 million compared to $14.2 million in the fourth quarter of 2008 and $12.9 million in the third quarter of 2009.
    Product revenues were $4.4 million in the fourth quarter of 2009 compared to $7.8 million in the comparable prior year quarter and $4.0 million in the third quarter of 2009.

--  Gross profit was $4.7 million, or 29% of revenue, compared to $6.3 million, or 29%, in the fourth quarter of 2008.

--  Net income was $0.2 million, or $0.01 per share, compared to a net loss of $3.4 million, or $0.18 per share, in the fourth quarter of
    2008.

--  DIS asset utilization was 66% on 137 systems (nuclear and ultrasound), compared to 56% on 160 systems (nuclear and ultrasound) during the fourth quarter of 2008.

Clyde continued, "Our goal is to provide the best nuclear and ultrasound services available in the market, allowing our physician-customers to deliver needed diagnostic tests in their offices, while driving positive health care economics. Our two main goals for 2010 are to:

--  Generate positive cash flow in excess of $2 million; and,

--  Achieve positive earnings.

We expect to accomplish these two fundamental goals by:

--  Retaining our DIS customers, despite reimbursement reductions, and offering them new, expanded services;

--  Managing our operating expenses to adjust to the changing healthcare environment;

--  Continuing to focus on accounts receivable collections, inventory reduction and balance sheet management; and,

--  Introducing, in the middle of 2010, the first large-field-of-view, solid-state portable camera to the hospital marketplace.

Throughout the coming months, we intend to make additional changes to our DIS business model and to our physician-customer partnerships, as we continue to stabilize our business and absorb the impact of the 2010 reimbursement rate reduction of thirty-six percent in nuclear cardiology and ten percent in echocardiography. We plan on adding vascular and general imaging procedures to our ultrasound services in 2010 to expand our channel offerings. We anticipate the reimbursement reductions to impact our financials in the first part of 2010; however, the steps just mentioned, along with continued cost management, are expected to result in a stronger second half of 2010, as well as positive cash flow and profitability for the year."

Conference Call Information

A conference call is scheduled for 11:00 a.m. EST today to discuss the results and management's outlook. The call may be accessed by dialing 877-941-1428 five minutes prior to the scheduled start time and referencing Digirad. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.digirad.com; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.

About Digirad Corporation

Digirad is a leading provider of diagnostic imaging products, and personnel and equipment leasing services. For more information, please visit www.digirad.com. Digirad®, Digirad Imaging Solutions®, and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding proposed changes to our DIS business model and to our physician-customer partnerships, stabilization of our DIS business, the impact of the 2010 reimbursement rate changes, our ability to provide value in our service channel via strategic and technology initiatives, the addition of vascular and general imaging procedures to our ultrasound services, and our ability to generate positive cash flow in 2010 .. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with changes in business conditions, technology, customers' business conditions, reimbursement, radiopharmaceutical shortages, economic outlook, operational policy or structure, acceptance and use of Digirad's camera systems and services, reliability, recalls, and other risks detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.

                            Digirad Corporation
        Unaudited Condensed Consolidated Statements of Operations
                 (In thousands, except per share amounts)

                               Three Months Ended         Year Ended
                                  December 31,            December 31,
                              ---------------------  ---------------------
                                 2009       2008        2009       2008
                              ---------- ----------  ---------- ----------

Revenues:
  DIS                         $   11,999 $   14,172  $   52,318 $   56,204
  Product                          4,400      7,815      17,278     24,154
                              ---------- ----------  ---------- ----------

Total revenues                    16,399     21,987      69,596     80,358

Cost of revenues:
  DIS                              9,191     11,162      38,476     44,697
  Product                          2,493      4,543      10,895     15,590
                              ---------- ----------  ---------- ----------

Total cost of revenues            11,684     15,705      49,371     60,287
                              ---------- ----------  ---------- ----------

Gross profit                       4,715      6,282      20,225     20,071

Operating expenses:
  Research and development           870        805       3,360      2,764
  Marketing and sales              1,555      2,121       6,977      8,554
  General and administrative       2,138      2,853       8,921     11,805
  Amortization of intangible
   assets                            142        256         590        798
  Restructuring (gain) loss          (19)     1,308         319      1,308
  Goodwill impairment loss            --      2,466          --      2,466
                              ---------- ----------  ---------- ----------

Total operating expenses           4,686      9,809      20,167     27,695
                              ---------- ----------  ---------- ----------

Income (loss) from operations         29     (3,527)         58     (7,624)

Interest and other, net              165         84         550        759
                              ---------- ----------  ---------- ----------

Net income (loss)             $      194 $   (3,443) $      608 $   (6,865)
                              ========== ==========  ========== ==========

Net income (loss) per share:
  Basic and Diluted           $     0.01 $    (0.18) $     0.03 $    (0.36)
                              ========== ==========  ========== ==========

Weighted average shares
 outstanding:
  Basic                           19,147     18,986      19,073     18,955
                              ========== ==========  ========== ==========
  Diluted                         19,908     18,986      19,557     18,955
                              ========== ==========  ========== ==========

Stock-based compensation
 expense is included in the
 above as follows:

  Cost of DIS revenue         $        7 $       11  $       27 $       56
  Cost of Product revenue             13         15          56         53
  Research and development            10         11          37         47
  Marketing and sales                 24         29          93        115
  General and administrative          91         20         393        445

                             Digirad Corporation
             Unaudited Condensed Consolidated Balance Sheets(1)
                               (in thousands)

                                                     December    December
                                                        31,         31,
                                                       2009        2008
                                                    ----------- -----------

Assets

  Cash and cash equivalents                         $    13,560 $    13,525
  Securities available-for-sale                          18,250      14,759
  Accounts receivable, net                                7,553       9,324
  Inventories, net                                        6,402       4,978
  Property and equipment held for sale                       --       1,122
  Other current assets                                    1,234       1,982
                                                    ----------- -----------

Total current assets                                     46,999      45,690

Property and equipment, net                              10,263      13,428
Intangible assets, net                                    1,243       1,833
Goodwill                                                    184         184
Restricted cash                                              --          60
                                                    ----------- -----------

Total assets                                        $    58,689 $    61,195
                                                    =========== ===========

Liabilities and stockholders' equity

  Accounts payable                                  $     1,797 $     2,197
  Accrued compensation                                    2,344       3,457
  Accrued warranty                                          332         906
  Other accrued liabilities                               2,106       2,811
  Deferred revenue                                        2,594       2,723
                                                    ----------- -----------

Total current liabilities                                 9,173      12,094

Deferred rent                                               127         142

Total stockholders' equity                               49,389      48,959
                                                    ----------- -----------

Total liabilities and stockholders' equity          $    58,689 $    61,195
                                                    =========== ===========

(1) The condensed consolidated balance sheet as of December 31, 2008, has been derived from the audited financial statements as of that date.

Investor Contact:
Matt Clawson
Allen & Caron
949-474-4300
matt@allencaron.com

Company Contact:
Richard Slansky
CFO
858-726-1600
ir@digirad.com